Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour Silver Corp.

We consent to the use of our audit reports dated March 9, 2016, on the financial statements of Endeavour Silver Corp., which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, the consolidated statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and on the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

//s// KPMG LLP

Chartered Professional Accountants

May 4, 2016

Vancouver, Canada